Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2016 RESULTS

•	Second quarter comparable store sales increase of 4.3%

•	16% increase in second quarter diluted earnings per share to $2.65

•	Second quarter operating margin of 19.5%

Springfield, MO, July 27, 2016 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its second quarter ended June 30, 2016.

2nd Quarter Financial Results
Sales for the second quarter ended June 30, 2016, increased $141 million, or 7%, to $2.18 billion from $2.04 billion for the same period one year ago. Gross profit for the second quarter increased to $1.13 billion (or 51.8% of sales) from $1.06 billion (or 52.0% of sales) for the same period one year ago, representing an increase of 6%. Selling, general and administrative expenses (“SG&A”) for the second quarter increased to $702 million (or 32.3% of sales) from $673 million (or 33.1% of sales) for the same period one year ago, representing an increase of 4%. Operating income for the second quarter increased to $425 million (or 19.5% of sales) from $386 million (or 19.0% of sales) for the same period one year ago, representing an increase of 10%.

Net income for the second quarter ended June 30, 2016, increased $24 million, or 10%, to $258 million (or 11.8% of sales) from $234 million (or 11.5% of sales) for the same period one year ago. Diluted earnings per common share for the second quarter increased 16% to $2.65 on 97 million shares versus $2.29 on 102 million shares for the same period one year ago.

“We are proud to report another solid quarter, highlighted by an operating margin of 19.5% and a 16% increase in second quarter diluted earnings per share to $2.65, which exceeded the top of our guidance range and represents our 30th consecutive quarter of diluted earnings per share growth of greater than 15%,” commented Greg Henslee, O’Reilly’s President and CEO. “For the second quarter, our focus on customer service generated a 4.3% increase in comparable store sales, which was on top of a 7.2% increase from the second quarter of 2015 and was above the mid-point of our second quarter guidance range. This performance is the direct result of Team O’Reilly’s commitment to providing consistently excellent service to our customers, and I would like to thank our over 74,000 dedicated Team Members for their continued hard work and countless contributions to our ongoing success.”

Year-to-Date Financial Results
Sales for the first six months of 2016 increased $335 million, or 9%, to $4.27 billion from $3.94 billion for the same period one year ago. Gross profit for the first six months of 2016 increased to $2.22 billion (or 52.1% of sales) from $2.05 billion (or 52.0% of sales) for the same period one year ago, representing an increase of 9%. SG&A for the first six months of 2016 increased to $1.38 billion (or 32.3% of sales) from $1.31 billion (or 33.3% of sales) for the same period one year ago, representing an increase of 5%. Operating income for the first six months of 2016 increased to $844 million (or 19.7% of sales) from $736 million (or 18.7% of sales) for the same period one year ago, representing an increase of 15%.

Net income for the first six months of 2016 increased $67 million, or 15%, to $513 million (or 12.0% of sales) from $446 million (or 11.3% of sales) for the same period one year ago. Diluted earnings per common share for the first six months of 2016 increased 20% to $5.24 on 98 million shares versus $4.35 on 103 million shares for the same period one year ago.

Mr. Henslee continued, “In the first half of 2016, we opened 89 net, new stores across 28 states and are on track to hit our target of 210 net, new stores by the end of the year. In May, we seamlessly opened our 27th distribution center in Selma, Texas, just outside of San Antonio. This new, 389,000 square foot, state-of-the-art facility allows our distribution Team to better support our stores in our robustly growing San Antonio and Austin metro markets and frees up capacity in our three existing Texas distribution centers, better positioning those facilities to support future store growth. Our ongoing investment in our distribution infrastructure creates capacity for future growth and reflects O’Reilly’s continued commitment to providing our customers unparalleled service with industry-leading parts availability.”

Share Repurchase Program
During the second quarter ended June 30, 2016, the Company repurchased 2.1 million shares of its common stock, at an average price per share of $262.17, for a total investment of $544 million. During the first six months of 2016, the Company repurchased 3.3 million shares of its common stock, at an average price per share of $259.14, for a total investment of $857 million. Subsequent to the end of the second quarter and through the date of this release, the Company repurchased less than 0.1 million shares of its common stock, at an average price per share of $269.33, for a total investment of $4 million. The Company has repurchased a total of 54.6 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $113.94, for a total aggregate investment of $6.22 billion. As of the date of this release, the Company had approximately $782 million remaining under its current share repurchase authorizations.

2nd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as the sales from Leap Day in the six months ended June 30, 2016. Comparable store sales increased 4.3% for the second quarter ended June 30, 2016, on top of 7.2% for the same period one year ago. Comparable store sales increased 5.1% for the six months ended June 30, 2016, on top of 7.2% for the same period one year ago.

3rd Quarter and Updated Full-Year 2016 Guidance
The table below outlines the Company’s guidance for selected third quarter and updated full-year 2016 financial data:

	For the Three Months Ending September 30, 2016	For the Year Ending December 31, 2016
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$8.4 billion to $8.6 billion
Gross profit as a percentage of sales		52.3% to 52.7%
Operating income as a percentage of sales		19.5% to 19.9%
Diluted earnings per share (1)	$2.77 to $2.87	$10.30 to $10.70
Capital expenditures		$460 million to $490 million
Free cash flow (2)		$800 million to $850 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, July 28, 2016, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 42806224. A replay of the conference call will be available on the Company’s website through Thursday, July 27, 2017.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of June 30, 2016, the Company operated 4,660 stores in 44 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2015, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2016	June 30, 2015	December 31, 2015
	(Unaudited)	(As Adjusted, Unaudited)(1)	(Note)
Assets
Current assets:
Cash and cash equivalents	$398,259	$260,042	$116,301
Accounts receivable, net	186,192	175,289	161,078
Amounts receivable from suppliers	78,824	75,017	72,609
Inventory	2,741,030	2,560,975	2,631,015
Other current assets (1)	33,828	36,103	29,023
Total current assets (1)	3,438,133	3,107,426	3,010,026

Property and equipment, at cost	4,587,944	4,166,557	4,372,250
Less: accumulated depreciation and amortization	1,608,704	1,422,741	1,510,694
Net property and equipment	2,979,240	2,743,816	2,861,556

Notes receivable, less current portion	—	15,311	13,219
Goodwill	757,130	756,852	757,142
Other assets, net (1)	36,137	37,079	34,741
Total assets (1)	$7,210,640	$6,660,484	$6,676,684

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,914,641	$2,535,971	$2,608,231
Self-insurance reserves	71,177	65,892	72,741
Accrued payroll	62,596	83,547	59,101
Accrued benefits and withholdings	59,966	52,984	72,203
Income taxes payable	—	29,130	1,444
Other current liabilities	258,295	229,528	232,678
Total current liabilities (1)	3,366,675	2,997,052	3,046,398

Long-term debt (1)	1,886,324	1,389,205	1,390,018
Deferred income taxes (1)	72,961	87,096	79,772
Other liabilities	194,670	217,146	199,182

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
94,881,546 as of June 30, 2016,
99,592,091 as of June 30, 2015, and
97,737,171 as of December 31, 2015	949	996	977
Additional paid-in capital	1,309,441	1,242,810	1,281,497
Retained earnings	379,620	726,179	678,840
Total shareholders’ equity	1,690,010	1,969,985	1,961,314

Total liabilities and shareholders’ equity (1)	$7,210,640	$6,660,484	$6,676,684
Note: The balance sheet at December 31, 2015, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)
Certain amounts as of June 30, 2015, have been reclassified to conform to current period presentation, due to the Company’s adoption of new accounting standards during the fourth quarter ended December 31, 2015. See Note 1 “Summary of Significant Accounting Policies” to the Consolidated Financial Statements of the annual report on Form 10-K for the year ended December 31, 2015.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Sales	$2,176,689	$2,035,518	$4,272,839	$3,937,421
Cost of goods sold, including warehouse and distribution expenses	1,049,510	976,727	2,048,081	1,891,671
Gross profit	1,127,179	1,058,791	2,224,758	2,045,750

Selling, general and administrative expenses	702,118	673,023	1,381,071	1,309,609
Operating income	425,061	385,768	843,687	736,141

Other income (expense):
Interest expense	(18,701)	(14,319)	(33,522)	(28,721)
Interest income	1,193	577	1,945	1,157
Other, net	1,241	182	2,258	1,295
Total other expense	(16,267)	(13,560)	(29,319)	(26,269)

Income before income taxes	408,794	372,208	814,368	709,872
Provision for income taxes	151,000	138,700	301,200	263,500
Net income	$257,794	$233,508	$513,168	$446,372

Earnings per share-basic:
Earnings per share	$2.69	$2.32	$5.31	$4.42
Weighted-average common shares outstanding – basic	95,967	100,547	96,554	101,078

Earnings per share-assuming dilution:
Earnings per share	$2.65	$2.29	$5.24	$4.35
Weighted-average common shares outstanding – assuming dilution	97,282	102,109	97,911	102,684

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2016	2015
Operating activities:
Net income	$513,168	$446,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	106,430	106,007
Amortization of debt discount and issuance costs	1,173	1,051
Excess tax benefit from share-based compensation	(30,136)	(32,947)
Deferred income taxes	(6,811)	(15,326)
Share-based compensation programs	9,853	11,304
Other	2,655	2,594
Changes in operating assets and liabilities:
Accounts receivable	(28,837)	(34,199)
Inventory	(110,015)	(6,186)
Accounts payable	306,410	118,804
Income taxes payable	25,170	79,172
Other	9,333	21,807
Net cash provided by operating activities	798,393	698,453

Investing activities:
Purchases of property and equipment	(220,416)	(186,531)
Proceeds from sale of property and equipment	1,971	1,608
Payments received on notes receivable	1,047	1,981
Net cash used in investing activities	(217,398)	(182,942)

Financing activities:
Proceeds from the issuance of long-term debt	499,160	—
Payment of debt issuance costs	(3,784)	—
Principal payments on capital leases	—	(25)
Repurchases of common stock	(856,845)	(574,972)
Excess tax benefit from share-based compensation	30,136	32,947
Net proceeds from issuance of common stock	32,296	36,021
Net cash used in financing activities	(299,037)	(506,029)

Net increase in cash and cash equivalents	281,958	9,482
Cash and cash equivalents at beginning of the period	116,301	250,560
Cash and cash equivalents at end of the period	$398,259	$260,042

Supplemental disclosures of cash flow information:
Income taxes paid	$279,099	$194,715
Interest paid, net of capitalized interest	27,174	27,711

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended June 30,
Adjusted Debt to EBITDAR:		2016	2015
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt (1)		$1,886,324	$1,389,205
Add:	Letters of credit	39,010	50,506
	Discount on senior notes	3,441	3,132
	Debt issuance costs	10,235	7,663
	Six-times rent expense	1,662,528	1,613,664
Adjusted debt		$3,601,538	$3,064,170

GAAP net income		$998,012	$845,047
Add:	Interest expense	61,930	55,783
	Provision for income taxes	566,850	487,249
	Depreciation and amortization	210,679	205,208
	Share-based compensation expense	20,448	22,262
	Rent expense	277,088	268,944
EBITDAR		$2,135,007	$1,884,493

Adjusted debt to EBITDAR		1.69	1.63

	June 30,
	2016	2015
Selected Balance Sheet Ratios:
Inventory turnover (2)	1.5	1.4
Average inventory per store (in thousands) (3)	$588	$574
Accounts payable to inventory (4)	106.3%	99.0%
Return on equity (5)	52.6%	41.7%
Return on assets (1)(6)	14.2%	12.8%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Selected Financial Information (in thousands):
Capital expenditures	$116,442	$95,391	$220,416	$186,531
Free cash flow (7)	193,796	197,037	577,977	511,922
Depreciation and amortization	53,652	51,057	106,430	106,007
Interest expense	18,701	14,319	33,522	28,721
Rent expense	$69,838	$68,074	$139,841	$136,012

Store and Team Member Information:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Beginning store count	4,623	4,433	4,571	4,366	4,465	4,257
New stores opened	38	34	90	101	198	215
Stores closed	(1)	(2)	(1)	(2)	(3)	(7)
Ending store count	4,660	4,465	4,660	4,465	4,660	4,465

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2016	2015	2016	2015
Total employment	74,067	71,763
Square footage (in thousands)	33,824	32,336
Sales per weighted-average square foot (8)	$64.15	$62.74	$248.77	$238.00
Sales per weighted-average store (in thousands) (9)	$466	$454	$1,804	$1,722

(1)    Prior period amount has been reclassified to conform to current period presentation, due to the Company’s adoption of new accounting standards during the fourth quarter ended December 31, 2015. See Note 1 “Summary of Significant Accounting Policies” to the Consolidated Financial Statements of the annual report on Form 10-K for the year ended December 31, 2015.

(2)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(3) Calculated as inventory divided by store count at the end of the reported period.
(4) Calculated as accounts payable divided by inventory.
(5)    Calculated as net income for the last 12 months divided by average total shareholders’ equity. Average total shareholders’ equity is calculated as the average of total shareholders’ equity for the trailing four quarters used in determining the denominator.

(6)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7) Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(9)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.